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EXHIBIT 10.8
BANCO POPULAR
July 2, 1993

Mr. Jose 0. Torres
Vice President & Treasurer
Puerto Rican Cement Co., Inc.
PO Box 364487
San Juan, Puerto Rico 00936-4487

Dear Mr. Torres:

We are pleased to inform you that Banco Popular de Puerto Rico (the Bank) has available to Puerto Rican Cement Co., Inc. (the Company) the credit facilities outlined below and subject to the following terms and conditions:

1.       Amount and Purpose:

         $6,000,000-      An unsecured five years term loan to refinance
                          certain payments to the Lincoln National Life
                          Insurance Company that will become due and payable on August 1, 1993.

2.       Repayment Schedule:

         Five (5) annually installments of $1,200,000 or at the option of borrower one bullet payment at the end of the five (5) year term, subject to the creation of a sinking fund, with an acceptable Trustee to the Bank, that will annuallyincrease by a present value equivalent to $1,200,000 until reaching $6,000,000 as of 8-01-98. Maturities of such investments will fluctuate from one (1) to five (5) years. The Company should provide the Bank with a Corporate Resolution authorizing the pledge of the fund as a reserve for payment of the term loan on maturity date. On both alternatives the interest will become due and payable every thirty (30) days.

3.       Interest Rate:

         Six and a quarter of one percent per annum (6.250) effective from takedown date through the next sixty (60) months.

4.       Prepayment:

         The Company may choose to prepay the outstanding balance of the loan providing, however, that the Company will compensate the Bank for any funding loss on such prepayment.





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EXHIBIT 10.8

Mr. Jose 0. Torres
July 2, 1993
Page 2


An event of default under the loan agreement executed by and between the Bank and the Company on December 6, 1989 and under the terms and conditions of our commitment letter dated March 9, 1993 will automatically constitute a default on these credit facilities.

These terms and conditions, and others required by our legal counsel as to the pledge of the investment instruments, will be incorporated into a loan agreement to be executed by and between the Bank and the Company. All legal expenses will be paid by the Company.

Kindly sign the enclosed copy of this letter in acceptance to the terms and conditions previously described and return it to us on or before August 1, 1993, the date in which our commitment letter will expire.

Cordially


/S/ Pedro J. Pena
--------------------
Pedro J. Pena
Vice President
Corporate Banking

xdc

Enclosure


PUERTO RICAN CEMENT CO., INC.


/S/ Jose O. Torres
July 21, 1993





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EXHIBIT 10.8

BANCO POPULAR


July 11, 1994


Mr. Jose 0. Torres
Vice President and Treasurer
Puerto Rican Cement Company, Inc.
PO Box 364487
San Juan, Puerto Rico 00936-4487
Dear Mr. Torres:

Reference is made to your request for certain modifications to the Loan Agreements executed by and between Puerto Rican Cement Company (the Borrower) and Banco Popular de Puerto Rico (the Bank) on August 20, 1993 and December 8, 1993 respectively.

We are pleased to inform you that the Bank is hereby amending the following section of said loan agreements, to read as follows:

         August 20, 1993 Loan Agreement:
         Section 1. Term Loan:

         Item C. Principal on the term loan shall be paid by BORROWER to the BANK in (I) four (4) equal and consecutive annual installments of Seven Hundred and Fifty Thousand Dollars ($750,000.00) each, due and payable on the first (1st) day of August of the years 1994, 1995, 1996, 1997 and a balloon payment of Three Million Dollars ($3,000,000.00) or 50% of the total amount loaned to Borrower due and payable on August 1, 1998, or (II) in one (1) bullet payment due on the first (1st.) day of August of the year nineteen hundred ninety eight (1998), subject to the creation by the BORROWER of a sinking fund, with a Trustee acceptable to the BANK, to increase annually by a present value equivalent to ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00) until reaching the principal sum of SIX MILLION DOLLARS ($6,000,000.00) on or before the first (1st.) day of August of the year nineteen hundred ninety eight (1998) or (III) in five (5) equal and consecutive annual installments of one million Two Hundred Thousand Dollars ($1,200,000.00) each,





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EXHIBIT 10.8

Mr. Jose 0. Torres
July 11, 1994
Page 2

         due and payable on the first (1st) day of August of the years 1994, 1995, 1996, 1997 and 1998. The outstanding principal balance shall accrue interest from this date and until payment in full, even after maturity, at a fixed annual rate of SIX AND ONE FOURTH PERCENT (6 1/4%) based on a 360 days-year. Interest on the decreasing balance of the principal sum of the term loan at the rate specified shall be paid by BORROWER monthly on the last day of each and every month.

         December 8. 1993 Loan Agreement:
         Section 1, Loan
         Item C

         Principal on the loan shall be paid by borrower to the Bank, in one of the following terms (I) five (5) equal and consecutive annual installments of one million Six Hundred Thousand dollars ($1,600,000.00) each, due and payable on the tenth (10th) day of November of the years 1994, 1995, 1996, 1997 and 1998 or (II) in four
         (4) equal and consecutive annual installments of 12.5 % each of the total principal amount loaned to Borrower, due and payable on the tenth (10th) day of November of the years 1994, 1995, 1996, 1997 and a balloon payment of Four Million Dollars ($4,000,000.00) or 50% of the total principal amount loaned to borrower, due and payable on November 10, 1998, or (II) in one (1) bullet payment due on the tenth (10th) day of November of the year nineteen hundred ninety eight (1998), subject to the creation by the Borrower of a sinking fund, duly pledged in favor of the Bank, with A Trustee acceptable to the bank, to increase annually by A present value equivalent to One Million Six Hundred Thousand Dollars ($1,600,000.00) or by 20% of the total loaned to Borrower until reaching the principal sum of Eight Million Dollars ($8,000,000.00) on or before the tenth (10th) day of November of the year nineteen hundred ninety eight (1998). The outstanding principal balance shall accrue interest from this date and until payment in full, even after maturity, at a fixed annual rate of Six and One Fourth Percent (6 1/4%) based on a 360 days year. Interest on the decreasing. balance of the principal sum of the loan, at the rate specified, shall be paid by borrower monthly on the last day of each month.





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